EXHIBIT 99.1

Warren Resources Announces Fourth Quarter and Year-End 2010 Results

  Record Oil and Gas Production of 1.7 MMboe in 2010, an Increase of 9% from 2009
  Oil and Gas Revenue Increases 39% to $88.3 Million over 2009
  Net Earnings Increase by $34.2 Million to $20.4 Million, or $0.29 per Diluted Share, in 2010 from a loss of $13.8 Million in 2009
  Cash Flow From Operations Increases 101% to $45.3 Million for 2010

NEW YORK, March 2, 2011 (GLOBE NEWSWIRE) -- Warren Resources, Inc. (Nasdaq:WRES) today reported its fourth quarter and full-year 2010 financial and operating results. For the year ended December 31, 2010, Warren reported net income of $20.4 million, or $0.29 per diluted share (including an unrealized loss on derivative financial instruments of $1.2 million) compared to a loss of $13.8 million for 2009, or ($0.23) per diluted share (including an unrealized loss on derivative financial instruments of $9.5 million).

For the fourth quarter of 2010, Warren reported net income of $0.3 million, or $0.00 per diluted share (including an unrealized loss on derivative financial instruments of $5.1 million) compared to a loss of $0.2 million for the fourth quarter of 2009, or $0.00 per diluted share (including an unrealized loss on derivative financial instruments of $0.8 million).

Fourth Quarter of 2010 Results

Warren's oil and gas revenues increased 12% to $22.6 million in the fourth quarter of 2010 compared to $20.2 million in the fourth quarter of 2009. This increase from the fourth quarter of 2009 was principally the result of higher realized sale prices for oil and higher oil and gas production in 2010.

Total production in the fourth quarter of 2010 was 0.4 million barrels of oil equivalent ("MMboe"), a 7% increase over the fourth quarter of 2009. In the fourth quarter of 2010, Warren produced 240,000 net barrels of oil and 1.2 billion cubic feet ("Bcf") of natural gas compared to 237,000 net barrels of oil and 1.0 Bcf of natural gas in the fourth quarter of 2009.

The average realized price per barrel of oil was $76.99 for the fourth quarter of 2010 compared to $67.82 for the fourth quarter of 2009. Additionally, the average realized price per thousand cubic feet ("Mcf") of natural gas was $3.51 for the fourth quarter of 2010 compared to $4.05 for the fourth quarter of 2009. These realized commodity prices exclude the cash effect of derivative activities. The net loss on derivative financial instruments was $4.0 million during the three months ended December 31, 2010, which was comprised of $5.1 million for an unrealized mark-to-market, non-cash loss on oil and gas commodity price derivatives and a $1.1 million realized gain on cash settled gas commodity price derivatives.

Total operating expenses were $17.4 million during the fourth quarter of 2010 compared to $16.0 million during the fourth quarter of 2009. Lease operating expenses ("LOE") and taxes increased by 1% to $7.2 million in the fourth quarter of 2010 compared to $7.1 million during the same period in 2009. This was primarily attributable to increased well service and equipment costs, increased taxes and higher fuel and power costs in California. Depreciation, depletion and amortization expenses ("DD&A") increased 33% to $6.5 million for the three months ended December 31, 2010, or $14.86 per barrel of oil equivalent ("Boe").

General and administrative ("G&A") expenses decreased by 8% to $3.7 million for the fourth quarter of 2010 compared to $4.1 million for the fourth quarter of 2009. This decrease in G&A was due primarily to a litigation accrual of $1.3 million recorded in the fourth quarter of 2009, offset by an incentive compensation accrual of $0.6 million recorded in the fourth quarter of 2010. Non-cash stock-based compensation expense was $0.5 million for both the three months ended December 31, 2010 and 2009.

Interest expense was $0.9 million for the fourth quarter of 2010 compared to $1.2 million for the fourth quarter of 2009. This decrease was primarily due to the Company's repaying borrowings of $20.4 million under its senior credit facility during 2010.

Total cash flow from operating activities increased by 45% to $11.5 million in the fourth quarter of 2010 compared to $8.0 million in the fourth quarter of 2009. This increase resulted from higher average oil prices and increased oil and gas production during the fourth quarter of 2010.

Additional Full Year 2010 Results

For the year ended December 31, 2010, total oil and gas revenue increased by 39% to $88.3 million compared to $63.4 million in 2009. This increase was primarily attributable to higher average commodity prices and increased oil and gas production in 2010.

For full-year 2010, production was 1.7 MMboe, a 9% increase from the previous year. In 2010, Warren produced 969 thousand barrels of oil and 4.7 Bcf of natural gas, compared to 953 thousand barrels of oil and 3.9 Bcf of natural gas in 2009. Warren's average full year 2010 realized crude oil prices increased to $71.47 per barrel from $53.93 per barrel in 2009, and average full year 2010 realized natural gas prices increased to $4.09 per Mcf from $3.09 per Mcf in 2009.

Total operating expenses increased to $66.2 million compared to $60.4 million during 2009. LOE increased 6% to $28.8 million from $27.1 million in 2009, primarily due to significantly higher fuel and power costs, accelerated well abandonment costs and regulatory agency required well integrity testing in California. Depletion, depreciation and amortization expense also increased by 7% to $22 million due to an increase in estimated future development costs.

G&A expenses increased by 21% to $15.4 million in 2010, compared to $12.6 million in 2009. This increase in G&A primarily reflects an increase in payroll and performance-based incentive compensation for 2010.

Total cash flow from operating activities increased by 101% to $45.3 million in 2010 from $22.5 million in 2009. This increase resulted from higher average commodity prices and increased oil and gas production during 2010.

Mr. Norman F. Swanton, Chairman and CEO of Warren observed, "I am very pleased that during 2010 Warren resumed drilling and development activities in the Wilmington oil field in California. This new activity, along with improved crude oil prices, has allowed us to significantly improve operating performance and return to strong liquidity. We have also developed an inventory of 150 to 200 identified drilling locations in our Wilmington oil field Units. I am also pleased that our new all electric, sound proofed drilling rig, which has specially designed air bearings for very low-cost rig moves, is fully assembled at our WTU central facility and will begin to drill new oil wells in the next week."

Mr. Swanton continued, "We are also actively examining ways to temporarily handle the excess produced water at the WTU mentioned in our February 15, 2011 press release, such as trucking or transporting it by pipeline to another location. If the Company is able to handle this excess water, the WTU wells that are temporarily shut-in would be brought back on production sooner than currently anticipated."

Detailed year-end 2010 production and proved reserves, debt and liquidity, capital expenditures for 2011, and operational updates for the fourth quarter and full year 2010 were provided in the Company's February 15, 2011 press release.

Financial and Statistical Data Tables

Following are financial highlights for the comparative fourth quarters and annual periods ended December 31, 2010 and 2009. All production volumes and dollars are expressed on a net revenue interest basis.

Warren Resources, Inc.
Consolidated Statements Of Operations

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	(in thousands, except per share information)		(in thousands, except per share information)
Operating Revenues
Oil and gas sales	$22,587	$20,197	$88,275	$63,402

Operating Expenses
Lease operating expenses	7,214	7,122	28,845	27,097
Depreciation, depletion and amortization	6,461	4,857	21,993	20,617
General and administrative	3,741	4,059	15,358	12,641

Total operating expenses	17,416	16,038	66,196	60,355

Income from operations	5,171	4,159	22,079	3,047

Other Income (expense)
Interest and other income	22	34	247	177
Interest expense	(851)	(1,219)	(3,500)	(5,910)
Gain (loss) on derivative financial instruments	(3,989)	(3,141)	1,528	(10,973)
Net gain on investments	--	3	--	3

Total other expense	(4,818)	(4,323)	(1,725)	(16,703)

Income (loss) before income taxes	353	(164)	20,354	(13,656)
Deferred income tax expense (benefit)	39	24	(29)	63
Net income (loss)	314	(188)	20,383	(13,719)
Less dividends and accretion on preferred shares	3	24	18	96

Net income (loss) applicable to common stockholders	$ 311	$ (212)	$ 20,365	$ (13,815)

Income (loss) per share - Basic	$0.00	$0.00	$0.29	$(0.23)
Income (loss) per share - Diluted	$0.00	$0.00	$0.29	$(0.23)

Weighted average common shares outstanding - Basic	70,612	67,203	70,383	60,493
Weighted average common shares outstanding - Diluted	71,929	67,203	71,429	60,493

Production:
Gas - MMcf	1,169	1,019	4,652	3,885
Oil - MBbls	240	237	969	953
Total Equivalents (MBoe)	435	407	1,744	1,600

Realized Prices:
Gas - Mcf	$3.51	$4.05	$4.09	$3.09
Oil - Bbl	76.99	67.82	71.47	53.93
Total Equivalents (Boe)	$51.94	$49.64	$50.61	$39.62

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	(in thousands)		(in thousands)
Net cash flow provided by operating activities:
Cash flow from operations	$11,524	$7,971	$45,321	$22,510
Changes in working capital accounts	1,250	(1,357)	(938)	(3,091)
Cash flow from operations before working capital changes	$12,774	$6,614	$44,383	$19,419

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Warren believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release. Some factors that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to, the timing and extent of changes in oil and gas prices, possibility of unanticipated operational problems, governmental regulations and permitting, the availability of capital and credit market conditions, reserve and production estimates, the timing and results of drilling and other development activities, planned capital expenditures, the availability and cost of obtaining equipment and technical personnel, agreements with other partners and joint venturers, risks associated with production storage and transportation arrangements and the delays in completing production, treatment and transportation facilities, higher than expected production costs and other expenses, and pipeline curtailments by other parties. All forward-looking statements are made only as of the date hereof and the Company undertakes no obligation to update any such statement. Further information on risks and uncertainties that may affect Warren's operations and financial performance, and the forward-looking statements made herein, is available in the Company's public filings with the Securities and Exchange Commission (www.sec.gov).

About Warren Resources

Warren Resources, Inc. is an independent energy company engaged in the exploration and development of domestic oil and natural gas reserves. Warren's activities are primarily focused on oil in the Wilmington field in California and coalbed methane properties in the Washakie Basin in Wyoming. The Company is headquartered in New York, New York, and its exploration and development subsidiary, Warren E&P, Inc., has offices in Casper, Wyoming and Long Beach, California.

CONTACT: Warren Resources, Inc.
         Media Contact: David Fleming, 212-697-9660